 Exhibit 10.24

DATEDJuly 4th,      ,2014

JOINT VENTURE CONTRACT

- by and among -

[SPAR China Co., Ltd]

as PARTY A

Shanghai Wedone Marketing Consulting Co.,Ltd

as PARTY B

Shanghai Gold Pack Investment Management Co., Ltd

as PARTY C

And

XU GANG

as PARTY D

IN RESPECT OF THE ESTABLISHMENT OF

SPAR (Shanghai) Marketing Management Company Ltd

[JOINT VENTURE CONTRACT]

THIS CONTRACT ("Contract") is made in Shanghai, China on July 4th 2014 by and between SPAR China Inc, established and existing under the laws of Hong Kong, with its legal address at Room 3903, Tower 2, Lippo Centre, 89, Queensway Central, Hong Kong (hereinafter referred to as "Party A"), and Wedone Shanghai, Co., Ltd, organized and existing under the laws of P.R. China with its registered address at Rm. A75, Area A, Building 12, No.1-42, Lane 83, Hongxiang North Road, Wanxiang County, Pudong New District, Shanghai, P.R.China (hereinafter referred to as "Party B"), Shanghai Gold Pack Investment Management Co., Ltd, organized and existing under the laws of P.R. China with its registered address at Rm 35, Area B, No. 156 Jiankang Rd., Zhujing County, Jinshan District, Shanghai (hereinafter referred to as "Party C"), and XU Gang, an Australian citizen holding Australian passport of Passport No. E4118178 with his contact address at 34 Craigmore Drive, Kellyville, NSW 2155 Australia (hereinafter referred to as "Party D"). Party A, Party B, Party C and Party D shall hereinafter be referred to individually as a "Party" and collectively as the "Parties".

PRELIMINARY STATEMENT

After friendly consultations conducted in accordance with the principles of equality and mutual benefit, the Parties have agreed to establish a joint venture in accordance with the relative laws of P.R. China.

NOW THE PARTIES HEREBY AGREE AS FOLLOWS:

1. PARTIES TO THE CONTRACT

The Parties to this Contract are:

Party A: SPAR China Inc (思播中国) established and existing under the laws of Hong Kong with its legal address at Room 3903, Tower 2, Lippo Centre, 89, Queensway Central, Hong Kong.

The Legal Representative of Party A:

Name: JAMES RICHARD SEGRETO

Title: Chairman of the Board

Nationality: American

Party B, Shanghai Wedone Marketing Consulting Co.,Ltd, established and existing under the laws of P.R. China with its legal address at Rm. A75, Area A, Building 12, No.1-42, Lane 83, Hongxiang North Road, Wanxiang County, Pudong New District, Shanghai, P.R.China .

The Legal Representative of Party B:

Name: James Qian

Title: General Manager

Nationality: Chinese

Party C, Shanghai Gold Pack Investment Management Co., Ltd, established and existing under the laws of P.R. China with its registered address at Rm 35, Area B, No. 156 Jiankang Rd., Zhujing County, Jinshan District, Shanghai

The Legal Representative of Party C:

Name: WANG Guifa

Title: Managing Director

Nationality: Chinese

Party D, XU Gang, an Australian citizen holding Australian passport of Passport No. E4118178 with his contact address at 34 Craigmore Drive, Kellyville, NSW 2155 Australia

2. The STATUS OF THE COMPANY

2.1 Establishment of Company

The Parties hereby agree to establish the Company promptly after the Effective Date in accordance with the related laws and regulations of P.R.China.

2.2 Name of Company

The name of the Company shall be “思播（上海）市场营销策划有限公司”in Chinese, and “SPAR (Shanghai) Marketing Management Company Ltd.” in English.

2.3 Company Legal Address

The legal address of the Company shall be: Rm 243, Building A, No.559, Wuchang Rd., Hongkou District, Shanghai.

2.4 Limited Liability Company

The form of organization of the Company shall be a limited liability company. Neither Party shall have any liability to the Company except to the extent of its agreed capital contributions. The Company shall be liable to its creditors to the extent of its assets.

2.5 Chinese Laws Applicable

The Company shall be a legal person under the laws of China. The Company shall be subject to the jurisdiction of and shall be protected by all relevant laws, decrees and rules and regulations of China. The activities of the Company shall comply with the Applicable Laws of China.

3. PURPOSE, SCOPE AND SCALE OF OPERATION

3.1 Purpose of Joint Venture The purpose of the joint venture shall be to utilize the combined technological, management, operational and marketing strengths of the Parties within the approved scope of business of the Company to achieve good economic results and a return on investment satisfactory to the Parties.

3.2 Scope of Business

The scope of business of the Company shall be Marketing Planning and Promotion, Corporate Image Planning, Graphic Production (excluding Advertisements); Conference Service (with license if required).

3.3 Business Plan

The Business Plan of the Company shall be established by the Board in view of actual market conditions, expected sales volumes, the employees' ability to absorb new technology and any other factors considered important by the Board. Such plan may be expanded or reduced by the Board from time to time in light of market and other relevant conditions.

3.4 Independent Entity

The Company shall conduct its business as an independent economic entity and will operate autonomously.

4. TOTAL INVESTMENT AND REGISTERED CAPITAL

4.1 Total Investment Amount

The total amount of investment of the Company is RMB¥ 10,000,000.

4.2 Registered Capital Amount

The Company's registered capital is RMB¥ 7,100,000.

4.3 Contributions to Capital

Party A’s contribution to the registered capital shall be RMB¥ 3,621,000, representing 51% shares of the registered capital.

Party B’s contribution to the registered capital shall be RMB¥ 2,059,000, representing 29% shares of the registered capital.

Party C’s contribution to the registered capital shall be RMB¥ 710,000, representing 10% shares of the registered capital;

Party D’s contribution to the registered capital shall be RMB¥ 710,000, representing 10% shares of the registered capital.

The Parties agree to pay their respectively contribution within 3 months following the issuance of the business license of the Company by competent registration authority.

4.4 Assignment of Registered Capital

(a) If a Party (the "Assigning Party") proposes to transfer all or any part of its interest in the registered capital of the Company to a third party, the other Parties shall have a pre-emptive right to purchase such interest at the price offered to the third party. The Assigning Party shall notify the other Parties in writing of the terms and conditions of the proposed transfer. If the other Parties does not exercise its pre-emptive right of purchase within thirty (30) days after delivery of such notice, such other Parties shall be deemed to have consented to such transfer and covenants that it will sign all necessary documents in connection therewith and will cause the directors appointed by it to attend in person, by proxy or by telecommunications any Board meeting at which such transfer is to be considered and to vote in favor of a resolution approving such transfer or to sign a written resolution circulated in lieu of such a meeting of the Board, as the case may be.

(b) Notwithstanding clause (a) of this Article above, the Party A may transfer all or part of its shares of the Company to any Affiliate of Party A. The Affiliate means any company which, directly or indirectly, in control of, or be controlled by, or under common control with, Party A. In respect of any transfer pursuant to this clause, the other Parties hereby waive their pre-emptive right, waive notice in accordance with clause (a) of this article above, irrevocably consent to such transfer, covenant that it will sign, and cause the directors appointed by it to sign, all the necessary documentations in connection with the approval and registration procedures under PRC laws.

4.5 Increase or Reduction of Registered Capital

Any increase or reduction in the registered capital of the Company must be (i) approved by a unanimous vote of the members of the Board present at a meeting or by unanimous written resolution and (ii) submitted to the Examination and Approval Authority for approval. Upon such approval, the Company shall register the increase or reduction with the registration authority.

5. RESPONSIBILITIES OF THE PARTIES

5.1 Responsibilities of Party A

Party A shall have the following responsibilities:

(a)	make its contribution to the registered capital of the Company as provided in Article 4.3 hereof.

(b)	promptly following the Business License Issuance Date, sign and perform all the contracts to which it is a party;

(c)	handle other matters entrusted to it pursuant to separate written agreement entered into by the Company and Party A from time to time;

(d)

If any Party other than Party A pays any creditors of the Company due to a guarantee to such creditors in favor of the Company according to 5.2 (f), 5.3(e) or 5.4(e), Party A shall reimburse such Party for its proportionate share of the amount paid by such Party, but only if the Company’s borrowing of such funds and such Party’s guaranty of the Company’s obligations have been expressly agreed to in advance by Party A in writing or in a Board resolution, for which all Party A-nominated directors have voted affirmatively.

5.2 Responsibilities of Party B

Party B shall have the following responsibilities:

(a)	be responsible for the obtaining of the relevant Permits, and approvals and registrations required in respect of other documentations needed by the registration;

(b)	assist in obtaining amendments to, or renewals of, any of the Permits as required by the Business from time to time;

(c)	make its contribution to the registered capital of the Company as provided in Article 4.3 hereof.

(d)	promptly following the Business License Issuance Date, sign and perform all the contracts to which it is a party;

(e)	handle other matters entrusted to it pursuant to separate written agreement entered into by the Company and Party A from time to time.

(f)	provide shareholder loan (or loan from the third party and be guaranteed by Party B) to the Company as the operating funds, following the instruction of the Board of Directions of the Company.

(g)	supply offices and facilities for current staff of the Company.

(h)	shall transfer its related business estimated at RMB 11 million to the Company.

5.3 Responsibilities of Party C

Party C shall have the following responsibilities:

(a)	assist in obtaining amendments to, or renewals of, any of the Permits as required by the Business from time to time;

(b)	make its contribution to the registered capital of the Company as provided in Article 4.3 hereof;

(c)	promptly following the Business License Issuance Date, sign and perform all the contracts to which it is a party;

(d)	handle other matters entrusted to it pursuant to separate written agreement entered into by the Company and Party A from time to time; and

(e)	provide shareholder loan (or loan from the third party and be guaranteed by Party C) to the Company as the operating funds, following the instruction of the Board of Directions of the Company.

5.4 Responsibilities of Party D

Party D shall have the following responsibilities:

(a)	assist in obtaining amendments to, or renewals of, any of the Permits as required by the Business from time to time;

(b)	make its contribution to the registered capital of the Company as provided in Article 4.3 hereof;

(c)	promptly following the Business License Issuance Date, sign and perform all the contracts to which it is a party;

(d)	handle other matters entrusted to it pursuant to separate written agreement entered into by the Company and Party D from time to time; and

(e)	provide shareholder loan (or loan from the third party and be guaranteed by Party D) to the Company as the operating funds, following the instruction of the Board of Directions of the Company.

6. BOARD OF DIRECTORS

6.1 Formation of the Board

(a)	The Board shall be formed on the date the business license is issued.

(b)

The Board shall consist of five (5) directors, three (3) of whom shall be appointed by Party A, one (1) of whom shall be appointed by Party B, and one (1) of whom shall be appointed by Party C and Party D jointly.

(c)

Each director shall be appointed for a term of three (3) years and may serve consecutive terms if re-appointed by the Party originally appointing him/her. A director shall serve and may be removed at the pleasure of the Party that appointed him/her. If a seat on the Board is vacated by the retirement, resignation, illness, disability or death of a director or by the removal of such director by the Party which originally appointed him, the Party which originally appointed such director shall appoint a successor to serve out such director's term.

(d)

The Chairman of the Board of Directors (“Chairman”) shall be elected from the Directors by the mutual consultation of both Parties. The Chairman shall be the legal representative of the Company. Whenever the Chairman is unable to perform his responsibilities for any reason, the Chairman shall designate another director to perform his responsibilities temporarily in accordance with this Contract and the Articles of Association.

(e)	The Party appointing a director shall submit written notice of his appointment or removal to the other Parties.

(f)

Each director shall bear fiduciary responsibilities to the Company in accordance with applicable Laws and ethical policies as the Board may adopt. The directors shall serve without remuneration, but all reasonable costs, such as round-trip airplane tickets and reasonable accommodation incurred by the directors in the performance of duties assigned by the Board shall be borne by the Company in accordance with such policies and guidelines as the Board may adopt from time to time.

(h)

No director shall bear any personal liability for any acts performed in good faith in his/her capacity as a director or as assigned by the Board, except for willful misconduct, and/or acts in violation of applicable laws or applicable ethical rules. Subject to the foregoing, the Company shall indemnify each director against any claims that may be brought against such director for acts performed in his capacity as a director of the Company.

6.2 Powers of the Board

(a)	The Board shall be the highest authority of the Company.

(b)

Adoption of resolutions relating to the following matters shall require the unanimous affirmative vote of each and every director of the Board present in person, by proxy or by telecommunications at a duly convened meeting of the Board:

(i)	the amendment of this Contract and the Articles of Association;

(ii)	the merger of the Company with another legal entity or organization, or the investment of capital or assets by the Company in another legal entity or organization;

(iii)	the termination or dissolution of the Company and resulting liquidation thereof;

(iv)	the increase, reduction or assignment of the registered capital of the Company;

(c)

The following matters of the Board of Directors meeting shall require the affirmative vote of a simple majority of the directors present in person, by proxy or by telecommunications at a duly convened meeting of the Board :

(i)	the execution by the Company of any contract with a Party or an subsidiary/affiliate or a shareholder/director of such Party;

(ii)	adoption or amendment of the annual budgets and business plan;

(iii)	any investment or commitment of Company in amounts individually in excess of $50,000 USD or in the aggregate in excess of $100,000 USD;

(iv)	any loan or credit taken by the Company, or the repayment of the debt owed by the Company;

(v)	initiating or settling any litigation, arbitration or other formal dispute settlement procedures or forgiveness of any obligation owed to the Company in excess of $25,000 USD ;

(vi)	approval of annual closing of the books of the Company and the Company’s annual financial statements, and changing of accounting policies and practices or the Company’s accounting periods

(vii)	adoption or any material modification of major regulations or procedures, including any employee rules or handbook;

(viii)	establishment or amendment to the condition of employment of the Company officers;

(ix)

sale or disposition of or granting a lien, security interest or similar obligation with respect to, in one or a series of related transactions of the Company or with respect to any major strategic asset of the Company that crucial to the Company’ business;

(x)	formation of any subsidiary of the Company;

(xi)	entering into any agreement or commitment to provide goods or services outside China.

(d)	Adoption of resolutions relating to the other matters of the Company other than stipulated by 6.2 (b) and (c) shall require the affirmative vote of a simple majority of all the directors.

6.3 Meetings

(a)

Board meetings shall be held quarterly subject to always holding at least four (4) meetings in each calendar year. Meetings generally shall be held at the legal address of the Company or such other address in China or abroad as is designated by the Board.

(b)	An interim Board meeting shall be scheduled upon the written request of 1/3 of total number of directors or more of the directors of the Company.

(c)

In extraordinary circumstances requiring immediate action by the Board and otherwise as provided in this Contract, the Chairman may call an emergency meeting of the Board. The secretary, under the direction of the Chairman shall give each director at least twenty-four (24) hours written notice in advance of such emergency meeting, specifying the date, time and place of such emergency Board meeting. Such written notice shall be accompanied by an agenda and such additional materials as the Chairman deem appropriate.

(d)

The Chairman shall be responsible for convening and presiding over regular, interim and emergency Board meetings. Board meetings may be attended by directors in person, by proxy or by telecommunications. 4/5 of total number of directors present in person, proxy or by telecommunications shall constitute a quorum necessary for the conduct of business at a meeting of the Board.

(e)

If a Board member is unable to participate in a Board meeting in person or by telecommunications, he/she may issue a written proxy and entrust a representative to participate in the meeting on his/her behalf. The representative so entrusted shall have the same rights and powers as the Board member, including the right to be counted in the quorum, to vote on any resolution and to sign relevant documents. Such representative shall present such written proxy to the Secretary prior to the start of the Board meeting, and the secretary shall attach such proxy to the minutes of the Board meeting.

(f)	Board meetings shall be conducted in English and Chinese.

(j)

The secretary shall prepare and complete accurate minutes of each Board meeting in accordance with the provisions of this Contract and the Articles of Association. Such minutes shall be in both English and Chinese. The secretary shall be responsible for maintaining the Company’s minute book.

7. OPERATION AND MANAGEMENT

7.1 Management System. The Company shall adopt a management system under which the general manager shall report to and work under the supervision and direction of the Board.

7.2 Management Personnel

The general manager of the Company shall be individuals of high integrity with appropriate professional qualifications and experience. The appointment of the general manager of the Company shall be mutual agreed by the Parties. The chief financial official of the Company shall be nominated by Party A.

7.3 Employment of Management Personnel

Management Personnel shall be employed by the Company in accordance with the terms of individual employment contracts entered into between the Management Personnel and the Company and approved by the Board. The Management Personnel may be rewarded, disciplined or removed by the Board. If any of the Management Personnel is removed by the Board, the replacement shall be nominated by the original nominating Party in accordance with Article 7.2 above.

7.4 General Manager Duties

The general manager shall be responsible for all of the day-to-day operations and management of the Company other than those matters expressly reserved for decision and action by the Board as set out in Articles 6.2(b) and (c) above. He shall be responsible to the Board and shall carry out all matters under the authority granted to him by the Board. The general manager shall have the authority at his sole discretion to hire and dismiss all employees of the Company other than the other Management Personnel. The general manager shall have the power to decide the internal operational structure of the Company. He shall appoint department managers as appropriate to be responsible for the work of their respective departments. The other Management Personnel and such department managers shall report to and work under the supervision and direction of the General Manager.

7.5 Supervisor

(a)

The Company shall have a Supervisor who is mutual appointed by the Parties. The term of the Supervisor shall be three (3) years, and the Supervisor may continue to serve his post upon expiration if re-appointed by the Parties.

(b)	The supervisor shall exercise the following authorities:

(i)	Reviewing the financial affairs of the Company;

(ii)

Exercise supervision over the acts of the directors and senior officers for the performance of their corporate functions, which violate laws, administrative regulations or the Articles of Association of the Company;

(iii)	Demand remedy from a director(s) or senior officer(s) when any act thereof causes harm to Company interests, and file a lawsuit when the remedy was not made by those director(s) or senior officer(s);

(iv)	Propose the interim Board meetings when the Board of Directors fail to perform their duties to convene and preside the regular Board meetings;

(v)	Submit proposals at the Board meetings.

8. NON-COMPETITION

8.1

During the lifetime of this Agreement and two years after the termination of this Agreement, no Party to this Agreement shall without the prior consent of the other Parties, engage in, whether directly or indirectly, Merchandising Services (as defined in the License Agreement) or any other business that is competitive with Company in territory of mainland China.

8.2

In the event that Party A enters into a contract with a customer that covers more than one country and the scope of such agreement includes services in Territory, Party A shall not be prohibited from entering into or performing such agreement, provided that Party A shall make commercially reasonable efforts to enable Company to participate in and be fairly compensated for providing services to any such customer.

8.3

Party A and Party B will allow the other Parties to this Agreement a period agreed by Party A and Party B to execute and perform the agreements and commitment that have been signed and promised before the Contract.

9. LABOUR MANAGEMENT

9.1 Company Staff

Matters relating to the recruitment, employment, dismissal, resignation, wages and welfare of, and other matters concerning, the staff and workers of the Company shall be determined autonomously by the Company without outside interference, in accordance with Applicable Laws and the policies adopted by the Company from time to time.

9.2 Labour Union

Working Personnel shall have the right to establish a Labour Union in accordance with Applicable Laws. Working Personnel shall be employed by the Company in accordance with the terms of a collective labour contract or individual labour contracts entered into between the Company and the Working Personnel.

9.3 Labour Protection

The Company shall conform to the Applicable Laws of China concerning labour protection and ensure safe and civilized operation. Labour and social insurance for the Working Personnel of the Company shall be handled in accordance with Applicable Laws.

10. FINANCIAL AFFAIRS AND ACCOUNTING

10.1 Accounting System

(a)	The chief financial officer of the Company, under the leadership of the general manager, shall be responsible for the financial management of the Company.

(b)

The chief financial officer shall prepare the accounting system and procedures in accordance with US GAAP and for local compliance the Enterprise Accounting System and supplementary stipulations promulgated by the Ministry of Finance. The accounting system and procedures to be adopted by the Company shall be submitted to the Board for approval. Once approved by the Board, the accounting system and procedures shall be filed with the department in charge of the Company and with the relevant local department of finance and the tax authorities for the record. The debit and credit method, as well as the accrual basis of accounting, shall be adopted as the methods and principles for keeping accounts.

(c)	The Company shall adopt Renminbi as its bookkeeping base currency, but may also adopt [United States Dollars] or other foreign currencies as supplementary bookkeeping currencies.

(d)	All accounting records, vouchers, books and statements of the Company shall be made and kept in Chinese and English.

(e)

For the purposes of preparing the Company's accounts and statements, calculation of declared dividends to be distributed to the Parties, and for any other purposes where it may be necessary to effect a currency conversion, such conversion shall be in accordance with the posted exchange rate, as determined by the median rate for buying and selling announced by the People's Bank of China or other legally recognized rate on the date of actual receipt or payment.

10.2 Auditing

(a)	The Company’s independent auditor shall be engaged by the Company as its auditor to examine and verify the annual financial report. The Company’s independent auditor shall be appointed by the Board.

(b)

Quarterly financial statements and annual financial statements and other reports shall be prepared and submitted to the Board. Such statements shall be in both Chinese and English and shall reference both RMB and United States Dollars. The annual financial statements be prepared consistent with U.S. GAAP and will include the following statements (including footnotes):

(i)	balance sheet;

(ii)	profit and loss statement;

(iii)	cashflow statement;

(iv)	statement of changes in financial position; and

(c)

The quarterly financial statements shall be presented to the general manager and the Board in sufficient time for the Board to approve them and then for the General Manager to arrange for their filing with the proper authorities. The annual financial statements shall be audited and presented to the general manager and the Board within the first two (2) months of the succeeding year for approval by the Board. The annual financial statements shall be certified by the Independent Auditor. The general manager shall file the certified annual financial statements with the proper authorities prior to the expiration of the fourth month of the succeeding year.

(d)

Each Party may, at its own expense, appoint either the internal staff of such Party or an independent accountant (which may be either an accountant registered abroad or registered in China) to audit the books, accounts and other financial, commercial and legal records of the Company on behalf of such Party. Reasonable access to such records shall be given to such internal or independent auditor and such auditor shall keep confidential all documents under his auditing.

10.3 Bank Accounts and Foreign Exchange Control

The Company shall separately open a foreign exchange account and a Renminbi account at an authorized bank within China approved by the SAFE and, with the approval of SAFE, may open a bank account in the name of the Company outside China. The Company's foreign exchange transactions shall be handled in accordance with the Applicable Laws of China relating to foreign exchange control.

10.4 Fiscal Year

The Company shall adopt the calendar year as its fiscal year, which shall begin on January 1 and end on December 31 of the same year except that the first fiscal year of the Company shall commence on the Business License Issuance Date and shall end on the immediately succeeding December 31.

10.5 Profit Distribution

(a)

After the payment of income tax by the Company, the Board will determine the annual allocation to the reserve fund and expansion fund of the Company and the bonus and welfare fund for the workers and the staff from the after-tax net profits.

(b)

The after-tax net profit of the Company (after the deduction of the allocations to the funds mentioned in clause (a) above) shall be distributed to the Parties in proportion to their respective interests in the registered capital unless the Board determines that such profits should be reinvested in the Company. If for any reason Party A’s share of the Company’s after-tax net profits for any period cannot be remitted to Party A outside of China in [United States dollars] or any other foreign currency acceptable to Party A, then the Company shall not make any distribution of profits to the other Parties for such period until such time as such Party A profit share can be so remitted.

(c)

If the Company is carrying forward losses from any previous years, the profit of the current year shall first be used to cover the losses. No profit shall be distributed unless the cumulative deficit from the previous years is made up. The profit retained by the Company and carried over from the previous years may be distributed together with the distributable profit of the current year, or after the deficit of the current year is made up therefrom.

11. TAXATION AND INSURANCE

The Company shall pay tax under the Applicable Laws of China relating to taxation.

12. SOFTWARE LICENSE

12.1 Party A hereby agrees to grant to the Company a non-transferable license to use the Licensed Technology (as defined in SCHEDULE1) in the territory to P. R. China. The Licensed Technology does not confer to the Company any right to review, modify or copy the original software. The sole permitted use of the Licensed Technology shall be operating a merchandising service in P. R. China.

12.2 Party A shall have the right to revoke The Licensed Technology immediately because of the following matters:

(a)	This Contract is terminated according to Article 14.1 ; or

(b)	the other Party or Parties breaches this Contract and fails to cure such breaching within 30 days upon the receipt of the written notice from Party A.

12.3 As the consequence of the termination, the parties agree hereto:

(a)	The Company shall have no further rights with respect to the Licensed Technology;

(b)	All accrued and unpaid fees and any other costs or expenses owing by either party to the other shall become due and payable; and

(c)

The Company shall return to Party A all the tangible media and copies thereof embodying any Licensed Technology and delete all copies of the Licensed Technology on Company system or otherwise stored digitally.

13.THE JOINT VENTURE TERM

13.1 Joint Venture Term

The joint venture term of the Company (“Term”) shall be 30 years, commencing on the Business License Issuance Date.

13.2 Extension

If the Board unanimously approves the extension of the Term, the Company shall submit an application to the Examination and Approval Authority for approval no less than six (6) months prior to the expiry of the Term.

14. TERMINATION, DISSOLUTION, BUYOUT AND LIQUIDATION

14.1 Termination

(a)	This Contract shall terminate upon the expiration of the Term unless extended pursuant to Article 13.2.

(b)	This Contract may be terminated at any time prior to expiration of the Term by the mutual written agreement of the Parties.

(c)	A Party ("Notifying Party") may notify the other Parties in writing at any time prior to the expiration of the Term that it desires to terminate this Contract if:

(i)

the other Party or Parties materially breaches this Contract or materially violates the Articles of Association, and such breach or violation is not cured within sixty (60) days of the Notifying Party's giving written notice of such breach to the breaching Party; or

(ii)

the other Party materially breaches any ancillary contract to which it is a party, and such breach is not cured within the applicable cure period thereunder, or any ancillary contract is terminated or becomes or is declared void or unenforceable for any reason (other than any reason attributable to the Notifying Party), which has (in each case) a material adverse effect on the business, assets or operations of the Company; or

(iii)	the other Party becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due; or

(iv)	the Company becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due; or

(v)	any permit on the establishment of the Company is not issued by the relevant government department within [90] days of application; or

(vi)

a material modification is made at any time by any government authority to this Contract, the Articles of Association, the Approval Letter, the Approval Certificate, the business scope set out in the Business License, any ancillary contract, any Additional Permit and it cannot be resolved to the satisfaction of the Party concerned within [sixty (60)] days of the issue of the relevant document containing or imposing the material modification; or

(vii)

the conditions or consequences of Force Majeure (as hereinafter defined) have a material adverse effect on the business, assets or operations of the Company and continue for a period in excess of six (6) months and the Parties have been unable to find an equitable solution pursuant to Article 17.2(c) hereof; or

Upon the occurrence of any of the foregoing events, in addition to its other rights under this Article 14.1(c) or Article 15 or under applicable laws, a Party entitled to give notice of intent to terminate this Contract shall have the right to suspend performance of its obligations under this Contract until such time as such event is resolved.

14.2 Notification and Termination Procedure

(a)

In the event that the Notifying Party gives written notice of a desire to terminate this Contract pursuant to Article 14.1(c) above, the Parties shall conduct negotiations for a thirty (30) day period after such notice is given in an effort to resolve the situation which resulted in the giving of such notice. In the event such matters are not resolved to the satisfaction of the Parties within such [thirty (30)] day period, or such longer period as the Parties may agree in writing, the Notifying Party shall have the right by written notice to the other Party to declare this Contract terminated;

(b)	Upon the receipt by the other Party of the written notice about termination, the Company shall be dissolved and liquidated in accordance with the relevant procedures under applicable laws.

15. BREACH OF CONTRACT

15.1

Remedies for Breach of Contract Except as otherwise provided herein, if a Party ("breaching Party") fails to perform any of its material obligations under this Contact or otherwise is in material breach of this Contract, then the other Party (“aggrieved Party”) may:

(a)

give written notice to the breaching Party describing the nature and scope of the breach and demanding that the breaching Party cure the breach at its cost within a reasonable time specified in the notice ("Cure Period"); and

(b)

if the breaching party fails to cure the breach within the Cure Period (or, if there is none, at any time following such breach), then in addition to its other rights under Article 14.1(c)(i) or applicable Laws, the aggrieved Party may claim direct and foreseeable damages arising from the breach.

16. CONFIDENTIALITY

The Parties shall keep secret and retain in strict confidence any and all confidential information and use it only for the purpose of this Agreement and shall not disclose it to a third party without the prior written consent of the other party unless the receiving party can demonstrate that such information: (i) has become public other than as a result of disclosure by the receiving party, (ii) was available to the receiving party prior to the disclosure by the disclosing party with the right to disclose, or (iii) has been independently acquired or developed by the receiving party.

17. FORCE MAJEURE

17.1 Definition of Force Majeure

"Force Majeure" shall mean all events which are beyond the control of the Parties to this Contract, and which are unforeseen, unavoidable and insurmountable, and which prevent total or partial performance by either of the Parties. Such events shall include earthquakes, typhoons, epidemic, flood, fire, war, strikes, riots, acts of governments, changes in law or the application thereof or any other instances which cannot be foreseen, prevented or controlled, including instances which are accepted as Force Majeure in general international commercial practice.

17.2 Consequences of Force Majeure

(a)

If an event of Force Majeure occurs, a Party's contractual obligations affected by such an event under this Contract shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty or liability, for a period equal to such suspension.

(b)

The Party claiming Force Majeure shall promptly inform the other Parties in writing and shall furnish within [fifteen (15)] days thereafter sufficient proof of the occurrence and duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable endeavours to terminate the Force Majeure.

(c)

In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.

18. SETTLEMENT OF DISPUTES

18.1 Friendly Consultations

In the event of any dispute, controversy or claim arising out of or relating to this Contract, or the breach, termination or invalidity hereof ("dispute"), the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

18.2 Arbitration

(a)

In the event such dispute is not resolved through consultations within [sixty (60)] days after the date such consultations were first requested in writing by a Party, then any Party may submit the dispute for arbitration in Shanghai before the China International Economic and Trade Arbitration Commission ("CIETAC") in accordance with CIETAC Arbitration Rules ("Arbitration Rules").

(b)

The arbitration tribunal shall consist of three arbitrators, one appointed by the applicant Party, one appointed by the other Parties and, if either of the Parties fails to appoint an arbitrator within the time specified in the Arbitration Rules, the Chairman of CIETAC shall make such appointment.

(c)

A third arbitrator (the "Presiding Arbitrator") shall be jointly appointed by agreement between the Parties, and, if the Parties fail to jointly appoint the Presiding Arbitrator within the time specified in the Arbitration Rules, the Chairman of CIETAC shall make such appointment.

(d)	The arbitration proceedings shall be conducted in the English language.

(e)

All costs of arbitration (including but not limited to arbitration fees, costs of arbitrators and legal fees and disbursements) shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.

19. MISCELLANEOUS PROVISIONS

19.1 Notices

(a)

Any notice or written communication provided for in this Contract by either Party to the other, including but not limited to any and all offers, writings, or notices to be given hereunder, shall be made in Chinese and English either:

(i)	by hand; or

(ii)	by courier service delivered letter; or

(iii)	by facsimile.

(b)	Notices shall be deemed to have been delivered at the following times:

(i)	if by hand, on reaching the designated address and subject to return receipt or other proof of delivery;

(ii)	if by courier, the [fifth] Business Day after the date of dispatch; and

(iii)

if by fax, upon the next Business Day following the date marked on the confirmation of transmission report by the sender's fax machine, indicating completed uninterrupted transmission to the relevant facsimile number.

(c) During the Term, each Party may change its particulars for receipt of notices at any time by notice given to the other Party in accordance with this Article 15.1.

Party A:

[mailing address] : Room 3903, Tower 2, Lippo Centre, 89, Queensway Central, Hong Kong

Facsimile No: (852) 2523 5173

Attention: Cliff Wong and Patricia Franco, President – International Division

Party B:

[mailing address] : Office: Floor 3, Building C, No. 602, Zhoujiazui Rd, Hongkou District, Shanghai, P.R.China

Facsimile No: (8621) 6211 5098

Attention: James Qian

Party C:

[mailing address]: Office: Suite 1103 No. 849 Wan Hang Du Road, Shanghai, PRC

Facsimile No.: (8621) -62315097

Attention: Ma Hong

Party D:

[mailing address]: Office: 34 Craigmore Drive, Kellyville, NSW 2155 Australia

Facsimile No.: (00612)88243168

Attention:

19.2 Severability

The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

19.3 Waiver

Either Party's failure to exercise or delay in exercising any right, power or privilege under this Contract shall not operate as a waiver thereof, and any single or partial exercise of any right, power or privilege shall not preclude the exercise of any other right, power or privilege.

19.4 Costs

Save as otherwise provided in this Contract, each Party shall bear its own legal and other professional costs in relation to the preparation, negotiation and entry into of this Contract.

19.5 Schedules and Annexes

The Schedules and Annexes hereto are made an integral part of this Contract and are equally binding with the main body of the Contract. In the event of any conflict between the terms and provisions of the main body of the Contract and the Schedules or Annexes, the terms and provisions of the main body of this Contract shall prevail.

19.6 Language

This Contract is executed in the Chinese language in six (6) originals and in the English language in six (6) originals. Each Party holds one Chinese original and English original, the Company holds one Chinese original and English original, and one Chinese original and English original will be provided to the approval authority. Both language versions shall be equally authentic.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Contract to be executed by its duly authorized representative on the date first set forth above in [●], People's Republic of China.

Party A:	Party B:

By: ____________________	By: ____________________

Title: [Party A rep position]	Title: [Party B rep position]

Nationality: :	[Party B rep nationality]

Party C:	Party D:

By:	By:

Title:
Nationality: :